Exhibit 10.3

[Translation of Chinese original]

Asset Purchase Agreement

This agreement is entered into by the following parties on June 8, 2004 in Beijing, the People’s Republic of China (“ PRC” or “China”):

Party A:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Party B:	Beijing Super TV Co., Ltd., a wholly foreign - owned enterprise duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, 4/F, Room 406, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Whereas:

(1)	Party A mainly engages in digital TV business, and lawfully holds all property rights of the Transferred Assets (as defined herein); and

(2)	Party B intends to receive and operate the Transferred Assets from Party A, and Party A agrees to transfer the Transferred Assets to Party B pursuant to the of terms and conditions hereunder.

NOW THEREFORE, through friendly consultations, both Parties hereto come to agreements as follows in respect of the aforesaid asset purchase:

1.	Definitions

Unless set forth otherwise herein, certain words and expressions used herein are defined as follows:

1.1	Transferred Assets means the fixed assets related to digital TV business owned by Party A as set forth in Annex 1 hereto.

1.2	Technical Materials means all the materials for any science, technology and products related to the Transferred Assets, including any technical data, drawings, manuals, handbooks, designs, calculations, operation and maintenance guidelines, products inspection standards and any other materials necessary for normal operations of the Transferred Assets.

1.3	Business Day means any day from Monday to Friday of every week, except for Chinese national holidays.

1.4	Effective Day means the date when this Agreement takes effect, that is the date described in Article 12.1 hereof.

1.5	Closing Day means the date when the Transferred Assets herein are transferred from Party A to Party B.

1.6	Third Party means any individual, legal person, company, enterprise, government agency or other commercial entity other than Party A and Party B.

1.7	PRC laws means any laws and regulations, or any rules, orders, notices, measures and any regulatory documents in other forms issued by the Chinese government or its agencies and effective before the Effective Day hereof (including the Effective Day) within China.

1.8	China means the People’s Republic of China, excluding, for the purpose hereof, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.9	Affiliate means, in respect of any company/enterprise, an entity controlling or controlled by such company/enterprise or under common control by a Third Party. “Control” means directly or indirectly having powers to direct or cause others to direct the management or policies of a company/enterprise (whether by holding such company/enterprise’s equity or voting shares or by contracts or otherwise).

2.	Asset Transfer

2.1	Pursuant to this Agreement, Party A agrees to deliver the Transferred Assets to Party B at the original locations of the Transferred Assets by the Closing Day.

2.2	Party B agrees to receive the Transferred Assets from Party A pursuant to this Agreement.

2.3	Both Parties agree and acknowledge that, within five Business Days after this Agreement takes effect, Party A shall physically deliver the Transferred Assets and their Technical Materials to Party B.

2.4	Party A shall assist Party B in the process to obtain all the approvals, licenses, registrations and other legal procedures necessary for the delivery of the Transferred Assets, including but not limited to arrangements for the title change registrations of the fixed assets and automobiles.

2.5	As of Closing Day, Party B shall become the owner of Transferred Assets, holding all the rights and obligations related to the Transferred Assets; Party A shall no longer own any rights related to the Transferred Assets, nor take any obligations or liabilities related to the Transferred Assets, unless set forth otherwise herein.

Both Parties agree that all the rights, interests, proceeds and obligations in connection with the Transferred Assets shall be held by Party B since the reference date determined by the Appraisal Report or any other date agree upon by both Parties, and shall be transferred to Party B by the Closing Day.

2.6	Both Parties acknowledge that only when all the Transferred Assets are transferred simultaneously shall both Parties have obligations to complete any asset transfer.

2.7	Both Parties agree and acknowledge that Party A shall ensure that Party B can legally and physically obtain any Transferred Assets owned by Party A after the Closing Day.

2.8	If Party A has purchased insurance policies (of any kind) for the Transferred Assets and such policies are in effect by the Closing Day, Party A shall change the insured and beneficiaries to Party B within five Business Days after the Closing Day.

2.9	If Party B fails to obtain any of the Transferred Assets after Closing Day, Party B shall have the right to terminate this Agreement and request Party A to bear the responsibilities for indemnifications.

3.	Transfer Price, Payment Method and Term

3.1	Both Parties agree that the transfer price of the Transferred Assets (the “Transfer Price”) is tentatively determined as RMB 5,741,400, and the Transfer Price shall be ultimately based on the appraisal result for the Transferred Assets in the Appraisal Report. Both Parties also agree that the discrepancy between the appraisal result and the above-mentioned amount of RMB 5,741,400 should be no more than 10% of the appraisal result. Otherwise the Transfer Price shall be adjusted accordingly to meet the above requirement.

3.2	The Transfer Price shall be final and include all taxes.

3.3	Both Parties agree that Party B shall pay the Transfer Price in a lump sum to Party A within one month after Party B receives a foreign-invested enterprise business license issued by the State Administration for Industry and Commerce.

4.	Party B’s Information Rights

4.1

Prior to the Closing Day, Party B and its lawyers, accountants, auditors or other representatives are entitled to enter Party A’ s business premises during Party A’s office hours and look into any information related to Party A’s activities in production, operation and sales. Party B is entitled to review and duplicate accounting records, accounting books, title certificates and other any and all necessary documents and materials that Party B deems necessary, and request Party A to provide any and all documents Party B deems necessary to the extent reasonable. Party A shall make its best efforts to satisfy and facilitate such requests and activities of Party B.

4.2	Notwithstanding any other provisions hereof, if Party B, after auditing any Transferred Assets, reasonably believes that there exists certain material discrepancy between the Transferred Assets and the documentations provided by Party A before the Effective Day, Party B may request Party A to take appropriate remedial measures or adjust the Transfer Price.

5.	Other Agreement

5.1	Without Party B’s written consent, Party A and its Affiliates shall not disclose any data or information related to this Agreement to any persons or entities, unless required by applicable laws and regulations or requested by government agencies or judicial authorities.

6.	Representations, Warranties and Covenants

6.1	Party A hereby makes representations, warranties and covenants to Party B as follows:

(1)	Party A is an enterprise duly incorporated and validly existing under the PRC law, and has all necessary rights, powers and capacities to enter into and perform all obligations and responsibilities hereunder. Once executed, this Agreement shall be legally and effectively binding on Party A;

(2)	Party A has lawful and entire ownership of the Transferred Assets, and is entitled to execute this Agreement, transfer the Transferred Assets and perform all the provisions hereunder. Party A has no debt on the Transferred Assets. The Transferred Assets and their related rights and interests are not restricted by any mortgages, pledges or Third Party’s rights and claims. Party B shall legally have all the owner’s rights of the Transferred Assets by the Closing Day, including but not limited to the legal rights to possess, use, transfer or depose the Transferred Assets. The Transferred Assets shall not be confiscated or detained, or subject to encumbrances such as mortgage, pledge, security or otherwise;

(3)	Party A warrants that Party A’s exercise of any rights of the Transferred Assets has not infringed on any Third Party’s patents, copyrights, trademarks or other intellectual properties, and there has been no claims by any Third Party to such rights. Upon and after the Closing Day, Party B’s exercise of the rights of the Transferred Assets shall not infringe on any Third Party’s patents, copyrights, trademarks and other intellectual properties;

(4)	Party A has not entered into any agreements, arrangements or commitments that can or may cause the Transferred Assets subject to any Third Party’s mortgage, pledge or other rights and/or interests upon or after the Closing Day;

(5)	As of the Closing Day, Party A is not aware of any Third Party exercising or threatening to exercise any rights that have adverse effects on the Transferred Assets, nor is aware of any direct or indirect disputes, lawsuits or arbitrations related to the Transferred Assets. In respect of the Transferred Assets, Party A has not been investigated or claimed against in any administrative proceedings, or by any government agencies or authorities;

(6)	Party A has made all disclosures to Party B on the information necessary for Party B to normally exercise the rights of the Transferred Assets and for Party B to operate the Transferred Assets after the Closing Day. Party A has not withheld any information of which the disclosure may have any impact on the execution of this Agreement;

(7)	All the assets among the Transferred Assets that are required to be insured by the PRC law or the common practice of the industry have been insured as of the Effective Day, and such insurance policies remain effective by the Effective Day. No circumstances have occurred by the Effective Day that may lead any policyholders or beneficiaries to make a claim against such insurance policies or may lead to a necessary notice to any insurer;

(8)	Party A periodically carries out proper maintenance so as to ensure good operating conditions of the Transferred Assets;

(9)	Party operates the Transferred Assets only under its own name and does need to pay any license fee or other similar charges. Party A has obtained all the approvals and licenses from the government, other agencies or Third Parties necessary for operating the Transferred Assets, and such approvals and licenses are in effect by the Effective Day. Party A has not violated such approvals or licenses (including violating any documents or materials required to be presented or be reported when applying for such approvals or licenses). To Party A’s best knowledge after due inquiries, there have been no circumstances that have caused any cancellation, modification or required renewal (if renewable) of such approvals or licenses;

(10)	As of the Closing Day, in respect of the Transferred Assets, Party A has not produced, sold or provided any products or services that are in violation against any applicable laws or regulations or national or industry standards, or are defective or dangerous, or are in conflict with its representations, warranties or covenants (whether expressed or implied);

(11)	Other than its normal business operations, Party A has not disclosed or agreed to disclose or authorized to disclose any customers list, commercial know-how or other information or data in connection with the Transferred Assets, unless set forth otherwise herein. Any disclosure of any above-mentioned data shall be completely and properly recorded in written form or other appropriate forms. Any of such record shall not be incorrect, incomplete and inappropriate in any aspect;

(12)	All the records, documentations or other approvals, permits files or other evidences of rights relating to the Transferred Assets and all other records and documents required in performing the rights shall be complete and independently controlled by Party A;

(13)	The scope of the Transferred Assets set forth in the annex hereto is complete, and all the Transferred Assets are related to digital TV business; and

(14)	The aforesaid representations, warranties and covenants are correct and are not misleading in all aspects, and shall continue to be in effect after the Effective Day. All the representations, warranties and covenants shall be separate and independent, and shall not be affected by any other provisions hereof unless set forth otherwise herein. If Party A is aware before the Closing Day of anything inconsistent with the aforesaid representations, warranties and covenants or anything causing them untrue or misleading, Party A shall promptly make complete and entire disclosures to Party B.

6.2	Party B hereby makes the following representations, warranties and covenants to Party A:

(1)	Party B is an enterprise duly incorporated and validly existing under the PRC law;

(2)	Party B has adequate powers to accept the aforesaid assets transferred under this Agreement, and has obtained all legal authorization needed to execute and implement this Agreement; and

(3)	Party B shall pay the Transfer Price to Party A pursuant to this Agreement.

7.	Expenses

7.1	Both Parties agree to bear their own expenses of negotiating, preparing, executing and performing this Agreement for the transfer and acceptance of the Relevant Properties.

7.2	Without prejudice to Article 7.1 hereof, all taxes and expenses related to the execution and implementation hereof shall be borne or dealt with in accordance with the applicable laws.

8.	Liability for Breach of Contract

8.1	If any Party hereto has any of the following situations, it constitutes a breach of this Agreement:

(1)	Violates any obligation hereunder;

(2)	Violates any undertaking hereunder; or

(3)	Its representations and warranties hereunder are not factually correct or misleading (whether they are made in good faith or bad faith).

8.2	If there are the aforesaid situations, the non-breaching party has the right to request the defaulting party to rectify the breach within thirty Business Days; if the defaulting party fails to rectify the breach in the time limit, the non-breaching party has the right to terminate this Agreement.

8.3	Both Parties warrant to each other, whether the agreement is terminated or not, without prejudice to the rights of compensation for damage enjoyed by one party, the defaulting party shall upon the request of the observant party compensate the non-breaching party the following:

(1)	A certain amount, to make good the non-breaching party’s losses as if the defaulting party did not breach this Agreement; and

(2)	For the non-breaching party’s direct or indirect losses resulting from the breach of the defaulting party (including but not limited to reasonable litigation fees, arbitration fees and attorney’s fees paid by the non-breaching party thus).

8.4	Any Party who fails to exercise or delays in exercising its rights hereunder shall not be deemed to waive such rights, and the exercise of such rights in part shall not preclude its exercise in full in the future.

9.	Force Majeure

9.1	“Force Majeure” means those events that cannot be reasonably controlled, forecasted or even if they were forecasted but cannot be avoided, and these events preclude, affect or delay any party’s fulfillment of all or part of obligations hereunder. These events include but not limited to earthquake, typhoon, flood, fire or other natural disasters, war, riots, strike or other similar events.

9.2	In the event of force majeure, the affected Party shall notify the other Party within five Business Days, of such event promptly and provide evidencing documents to explain the details of this event and reasons why the obligations cannot be fulfilled in part or in full or delays to fulfill this Agreement and then both Parties shall negotiate whether to postpone the implementation of this Agreement or terminate it.

10.	Governing Law

10.1	The conclusion, effectiveness and interpretation of this Agreement as well as the settlement of disputes are governed by the PRC laws.

11.	Settlement of Disputes

11.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed upon by both Parties in writing, it shall be settled according to Article 11.2 and Article 11.3 hereof.

11.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

11.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

12.	Miscellaneous

12.1	This Agreement shall enter into force upon legal and official execution by both Parties.

12.2	Any amendments hereto shall be in writing and executed by both Parties. Any amendment or supplement hereto shall be an integral part hereof.

12.3	Any Party shall not transfer or purport to transfer all or part of its rights or obligations hereunder, without the other Party’s written consent.

12.4	If any provision hereof is deemed to be invalid by a court or arbitration tribunal, the effectiveness of the remaining provisions shall not be affected.

12.5	Any notices under this Agreement shall be made in writing and be delivered by registered mail, by courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

12.6	This Agreement has four original copies with equal legal effects, and each Party holds one, and the remaining two copies are to be submitted to authorities.

(No text hereinafter)

Signature Page

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the beginning hereof.

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal/Authorized Representative:	/s/ Dong Li

Party B: Beijing Super TV Co., Ltd.

Legal/Authorized Representative:	/s/ Zengxiang Lu

Annex 1: List of Fixed Assets (Omitted)